Exhibit 4.2

CURIOSITYSTREAM INC. INDUCEMENT EQUITY INCENTIVE PLAN

Effective [DATE]

1. Purpose

The purpose of this CuriosityStream Inc. Inducement Equity Incentive Plan (the “Plan”) is to promote the success of the Company and its stockholders by providing equity-based incentives to individuals who are entering into employment with the Company or any Subsidiary and whose awards are intended to qualify as inducement grants under Nasdaq Listing Rule 5635(c)(4).

The Plan is intended to be administered and interpreted in a manner consistent with Nasdaq Listing Rule 5635(c)(4), as amended from time to time.

2. Definitions

“Administrator” means the Compensation Committee of the Board or such other committee comprised solely of independent directors as may be designated by the Board.

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award granted pursuant to the Plan.

“Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in the Participant’s employment agreement or, if none, as determined by the Administrator.

“Company” means CuriosityStream Inc., a Delaware corporation.

“Change in Control” has the meaning set forth in the applicable Award Agreement.

“Fair Market Value” means, as of any date, the closing price of the Shares on the Nasdaq Stock Market (or other principal securities exchange on which the Shares are traded) on such date, or if there are no sales on such date, on the last preceding date on which such sales occurred.

“Participant” means a person who receives an Award under the Plan.

“Shares” means shares of the Company’s common stock.

“Subsidiary” means any corporation or other entity in which the Company directly or indirectly owns at least 50% of the total combined voting power or equity interests.

3. Eligibility

Awards may be granted only to individuals who:

(a) were not previously employees of the Company or any Subsidiary; or

(b) are commencing employment following a bona fide period of non-employment with the Company;

and for whom the Award constitutes a material inducement to entering into employment with the Company or a Subsidiary, within the meaning of Nasdaq Listing Rule 5635(c)(4).

No person shall have any right to receive an Award.

4. Shares Subject to the Plan

(a) Share Reserve

The number of shares available for issuance under the Plan shall be 300,000

For clarity, Awards granted under this Plan are not subject to stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4).

Such Shares may consist of:

●	authorized but unissued Shares;

●	treasury Shares; or

●	Shares acquired by the Company in the open market.

(b) Adjustments

The Administrator shall make equitable adjustments to the share reserve and outstanding Awards (including but not limited to adjustments to the number and kind of shares subject to Awards and the exercise price or base price of Options and Stock Appreciation Rights) in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification, spin-off, merger, consolidation, reorganization, or similar corporate transaction affecting the Shares.

5. Administration

The Plan shall be administered by the Administrator.

The Administrator shall have authority to:

●	select Participants;

●	determine the type and size of Awards;

●	establish vesting schedules;

●	interpret the Plan;

●	adopt rules and procedures;

●	accelerate vesting;

●	amend Award agreements; and

●	make all determinations necessary for administration of the Plan.

All determinations shall be final and binding.

6. Awards

The Administrator may grant:

(a) Stock Options

Options shall be nonqualified stock options only. No incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) shall be granted under the Plan.

The exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

No Option shall be exercisable more than ten (10) years after the date of grant.

(b) Stock Appreciation Rights

The base price per Share for a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant. No Stock Appreciation Right shall be exercisable more than ten (10) years after the date of grant.

(c) Restricted Stock Awards

Restricted Stock Awards may be subject to:

●	continued service requirements;

●	performance conditions; or

●	transfer restrictions.

(d) Restricted Stock Units

(e) Performance Awards

(f) Other Stock-Based Awards

7. Restricted Stock Awards

Restricted Stock Awards may be evidenced by an Award Agreement containing such restrictions as the Administrator determines.

Restrictions may include:

●	forfeiture provisions;

●	repurchase rights;

●	transfer limitations;

●	holding periods following vesting; and

●	performance conditions.

The Company may place legends or other restrictions on Shares issued under the Plan.

8. Transferability

Except as otherwise determined by the Administrator, Awards shall not be transferable other than by will or the laws of descent and distribution.

The Administrator may impose additional restrictions on the transferability of Shares issued under an Award.

9. Change in Control

The Administrator may provide in any Award Agreement for accelerated vesting, continued vesting, assumption, substitution, cash-out, cancellation, or other treatment of Awards upon a Change in Control.

10. Withholding

The Company shall have the right to withhold taxes required by law and may satisfy withholding obligations through cash payments, payroll deductions, withholding Shares, or any combination thereof.

The Company may condition the delivery of Shares or the payment of any amount under an Award on the Participant’s satisfaction of all applicable tax withholding obligations.

11. No Right to Employment

Nothing in the Plan or any Award shall confer upon any Participant any right to continued employment.

The Plan does not establish any employment relationship or guarantee employment for any period.

12. Amendment and Termination

The Board may amend, suspend, or terminate the Plan at any time.

No amendment shall materially impair an outstanding Award without the Participant’s consent unless required by law or stock exchange rules.

13. Compliance with Nasdaq Rule 5635(c)(4)

All Awards granted under the Plan shall be intended to qualify as inducement grants under Nasdaq Listing Rule 5635(c)(4).

The Administrator shall require that each Award granted under the Plan be approved by:

●	the Compensation Committee comprised solely of independent directors; or

●	a majority of the Company’s independent directors,

in accordance with Nasdaq Listing Rule 5635(c)(4).

The Company shall make any public disclosures required by Nasdaq in connection with Awards granted under the Plan.

Specifically, the Company shall issue a press release disclosing each inducement Award granted under the Plan no later than the fourth business day after the grant date in accordance with Nasdaq Listing Rule 5635(c)(4) and IM-5635-1.

14. Governing Law

The Plan and all Awards shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

15. Section 409A Compliance

Awards under the Plan are intended either to be exempt from or to comply with Section 409A of the Internal Revenue Code, and the Plan and Award Agreements shall be interpreted and administered accordingly. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A.

16. Clawback

All Awards granted under the Plan shall be subject to any clawback or recoupment policy adopted by the Company, including any policy adopted to comply with applicable law or the listing standards of the Nasdaq Stock Market.

17. Term of Plan

The Plan shall become effective on the date first set forth above and shall remain in effect until terminated by the Board. No Award shall be granted under the Plan after the tenth (10th) anniversary of the Plan’s effective date.

18. Severability

If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

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